EX-99.(i)

Tel: (787) 274-1212
Fax: (787) 274-1470
www.pmalaw.com

May 18, 2021

DGI Investment Trust
Oriental Center
254 Muñoz Rivera Avenue, 10th Floor
San Juan, Puerto Rico 00918

Re:  Form N-1A Registration Statement

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “Investment Company Act”), of an unlimited number of units of beneficial interest (the “Shares”) of  DGI Balanced Fund (the “Fund”), the initial series of DGI Investment Trust (the “Trust”), a trust organized and existing under the laws of the Commonwealth of Puerto Rico, pursuant to the Trust’s registration statement on Form N-1A (Securities Act File No. 333-252816; Investment Company Act File No. 811-23637) filed with the Securities and Exchange Commission (the “Commission”) on February 5, 2021, as amended pursuant to Pre-Effective Amendment No. 1 filed on May 7, 2021, and Pre-Effective Amendment No. 2 filed on May 18, 2021 (collectively, the “Registration Statement”), we, as Puerto Rico counsel to the Trust, have examined such documents, trust records and other instruments, and such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

Based upon the foregoing, we are of the opinion that the Shares of the Fund proposed to be sold pursuant to the Registration Statement, as made effective by the Commission, when sold in accordance with the resolutions of the Board of Trustees of the Trust and with the terms of the Registration Statement and the requirements of applicable federal and Puerto Rico laws and delivered by the Trust against receipt of  the net asset value per share of the Fund, as described in the Registration Statement, will be legally issued, fully paid and non-assessable.

This opinion merely constitutes an expression of our reasoned professional judgment regarding the matters of law addressed herein and neither is intended nor should it be construed as a prediction or guarantee that any court or other public or governmental authority will reach any particular result or conclusion as to the matters of law addressed herein. This opinion is limited to the laws of the Commonwealth of Puerto Rico in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should any such laws be changed by legislative action, judicial decision or otherwise.

We do not purport to be experts in, or to render any opinions with respect to, the laws of any state or jurisdiction other than the laws of the Commonwealth of Puerto Rico.

DGI Investment Trust

May 18, 2021

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Counsel” in the Statement of Additional Information contained in the Registration Statement in connection with the continuous offering of the Shares of the Fund. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Respectfully,

/s/ Pietrantoni Mendez & Alvarez LLC